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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                             _____________________


                                   FORM 8-K

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                               DECEMBER 23, 1997

                               ________________


                                 CHEROKEE INC.

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



          DELAWARE                  FILE NO. 0-18640            95-4182437
(STATE OR OTHER JURISDICTION     (COMMISSION FILE NUMBER)     (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)


                              6835 VALJEAN AVENUE
                              VAN NUYS, CA  91406
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                           (818)  908-9868 EXT. 309
                        (REGISTRANT'S TELEPHONE NUMBER)

                          ___________________________

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ITEM 5.   OTHER EVENTS

     Cherokee Inc. ("Cherokee") announced today that it has declared a cash distribution of $5.50 per share on its Common Stock, payable on or shortly after January 15, 1998. The Company will pay the distribution to stockholders of record as of the close of business on January 2, 1998. Some small portion of the distribution will generally be taxable as ordinary income to the extent of the Company's earnings and profits in the current fiscal year. The amount of the distribution which exceeds the Company's earnings and profits in the current fiscal year will generally qualify as a return of capital to the extent of each stockholder's individual tax basis, and any amount in excess of basis will generally be taxable as gain from the sale of stock.

     The distribution will be paid from the proceeds of a recently completed $48.0 million securitization transaction. In the transaction, Cherokee assigned its rights under its licensing agreement with Dayton Hudson's Target Stores to a newly-formed limited liability corporation, which in turn pledged the licensing agreement as collateral for notes issued in a private offering.

ITEM 7.   EXHIBITS

     99.1     Press Release dated December 23, 1997.

ITEM 8.   CHANGE IN FISCAL YEAR

     On December 19, 1997, Cherokee determined to change its fiscal year to a 52 or 53 week fiscal year ending on the Saturday nearest to January 31. Prior to this change, Cherokee's fiscal year was a 52 or 53 week fiscal year ending on the Saturday nearest to May 31. As a result of this change, the last day of Cherokee's current fiscal year will be January 31, 1998. Cherokee will file information regarding the transition period in its Annual Report on Form 10-K for the fiscal year ending January 31, 1998.
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                                  SIGNATURES


     Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CHEROKEE INC.



                                        By: /s/  Carol Gratzke
                                           ------------------------
                                                 Carol Gratzke
                                            Chief Financial Officer

Date:  December 29, 1997
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                                 EXHIBIT INDEX


Exhibit                                                           Sequentially
  No.                          Description                        Numbered Page
-------                        -----------                        -------------
99.1        Press Release dated December 23, 1997.